1. Name and Address of Reporting Person
   Cobb, Timothy S.
   215 North Harbour Drive
   Seneca, SC 29672
   USA
2. Issuer Name and Ticker or Trading Symbol
   Central Vermont Public Svc (CV)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+------------+
Common Stock - $6 Par Value                                                               1548             D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Option - $10.8125                                             05/03/2005 Common                      2250     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $16.225                                              05/02/2006 Common                      2250     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $19.18                                               05/08/2007 Common                      2325     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Phantom Stock  $17.68                                                          Common                      480      D
                                                                               Stock -
                                                                               $6 Par
                                                                               Value
Phantom Stock  $17.75   11/15/2002 J <F1>    13                                Common  13       $17.7500   13       D
                                                                               Stock -
                                                                               $6 Par
                                                                               Value
Phantom Stock  $17.775                                                         Common                      477      D
                                                                               Stock -
                                                                               $6 Par
                                                                               Value

Explanation of Responses:

<F1>
Phantom Stock earned as a result of reinvested dividends pursuant to election under the Company's Deferred Compensation Plan for Directors and Officers for the year 2002.

SIGNATURE OF REPORTING PERSON
/s/ Timothy S. Cobb

DATE
02/10/2003